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For Immediate Release                                                  #00-13

Contact: Lew Nevins
         Vice President, Investor Relations
         Tel:  (972) 858-6025

                      EARTHCARE SIGNS SOLID WASTE AGREEMENT

Dallas, TX, March 30, 2000 - EarthCare Company (NASDAQ: ECCO) today announced that it has signed an agreement to provide management and other support services to Liberty Waste, Inc. (Liberty), a solid waste company located in Tampa, FL. EarthCare and Liberty are also working on an agreement for Earthcare to acquire all of the outstanding stock of Liberty.

Liberty owns a construction and demolition landfill located in Ruskin, FL, near Tampa, and has transfer stations in Clearwater and Tampa. Currently, Liberty has annual revenues of approximately $20 million and services commercial, industrial and residential customers in the Tampa area. Liberty also plans to expand its operations into other cities in Florida.

Harry Habets, President and COO of EarthCare, said, "I am pleased that EarthCare is entering the solid waste business, where I believe we will have significant opportunities in the future. Liberty Waste is a fully integrated, solid waste operation with an excellent management team in place." Mr. Habets noted that "EarthCare's senior management team has extensive experience in the solid waste business. I believe this addition to our line of nonhazardous waste services is a very important step for our company."

EarthCare is a comprehensive service organization with business units serving the waste and information needs of a variety of residential, commercial and industrial customers.

Forward-looking statements in this release involve a number of risks and uncertainties that may cause actual results to differ materially from expected results. These risks and uncertainties are described in detail in the Company's filings with the Securities and Exchange Commission.